Exhibit 99.11

Ropes & Gray
One International Place
Boston, Massachusetts 02110-2624

July 6, 2006

RS Variable Products Trust
388 Market Street
San Francisco, California  94111

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement on Form N-14 (the “Registration Statement”) being filed today by RS Variable Products Trust (the “Trust”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed acquisition by each of the series of shares of beneficial interest of the Trust listed on Schedule A hereto (each, an “Acquiring Fund”), of all the assets of the corresponding fund listed on Schedule A hereto (each, an “Acquired Fund”), and the issuance of shares of beneficial interest of the Acquiring Funds in connection therewith (the “Shares”), all in accordance with the terms of the proposed Agreements and Plans of Reorganization, each by and among the Trust, on behalf an Acquiring Fund, and The Guardian Variable Contract Funds, Inc., on behalf of each of its constituent funds, GIAC Funds, Inc., on behalf of each of its constituent funds, The Guardian Bond Fund, Inc., or The Guardian Cash Fund, Inc., (each, an “Agreement and Plan of Reorganization”), in substantially the form included as Appendix A to the Prospectus/Proxy Statement that is part of the Registration Statement.

We have acted as counsel for the Trust since its organization. We are familiar with the action taken by its Trustees to authorize the issuance of the Shares. We have examined its records of Trustee and shareholder action, its By-Laws, and its Agreement and Declaration of Trust, on file at the office of the Secretary of State of The Commonwealth of Massachusetts. We have examined such documents as we deem necessary for the purposes of this opinion.

We have assumed, for the purposes of this opinion, that, prior to the date of the issuance of the Shares, each Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute a legal, valid, and binding obligation of the Trust, on behalf of the applicable Acquiring Fund.

We have made such examination of Massachusetts law as we have deemed relevant for the purposes of this opinion. We express no opinion as to the effect of laws, rules, and regulations of any state or jurisdiction other than The Commonwealth of Massachusetts.

Based upon and subject to the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of shares of each Acquiring Fund, and that, when the Shares are issued in accordance with the applicable Agreement and Plan of Reorganization and sold on the terms described in the Registration Statement, such Shares will be validly issued, fully paid, and nonassessable by the Trust.

Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the trust. However, the Agreement and Declaration of Trust disclaims liability of any shareholder for payment under any credit, contract, or claim against the Trust or any series of the Trust. The Agreement and Declaration of Trust provides for indemnification by the Trust of any shareholder or former shareholder held liable solely by reason of his or her being or having been a shareholder and not because of his or her acts or omissions or for some other reason. Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement.

Very truly yours,

/s/ ROPES & GRAY

Ropes & Gray

Schedule A

Acquiring Fund	Acquired Fund
RS Core Equity VIP Series	The Guardian Stock Fund
RS S&P 500 Index VIP Series	The Guardian VC 500 Index Fund
RS Asset Allocation VIP Series	The Guardian VC Asset Allocation Fund
RS High Yield Bond VIP Series	The Guardian VC High Yield Bond Fund
RS Low Duration Bond VIP Series	The Guardian VC Low Duration Bond Fund
RS Large Cap Value VIP Series	The Guardian UBS VC Large Cap Value Fund
RS Partners VIP Series	The Guardian UBS VC Small Cap Value Fund
RS International Growth VIP Series	Baillie Gifford International Growth Fund
RS Emerging Markets VIP Series	Baillie Gifford Emerging Markets Fund
RS Small Cap Core Equity VIP Series	The Guardian Small Cap Stock Fund
RS Investment Quality Bond VIP Series	The Guardian Bond Fund
RS Cash Management VIP Series	The Guardian Cash Fund